Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second‑tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
Kaman Composites - Wichita, Inc. (formerly Aerostructures Group - Wichita, Inc. and Kaman PlasticFab Group, Inc.)	Delaware
Kaman Precision Products, Inc.	Florida
RWG Frankenjura-Industrie Flugwerklager GmbH	Germany
Kaman UK Holdings Limited	UK
Kaman Composites - UK Holdings Limited (formerly Brookhouse Holdings Limited)	UK
Brookhouse Group Holdings Limited	UK
Brookhouse 2004 Limited	UK
Kaman Tooling Limited (formerly Brookhouse Tooling Limited)	UK
Kaman Composites - UK Limited (formerly Brookhouse Composites Limited)	UK
Kaman Fabricated Products Limited (formerly Brookhouse Aerospace Limited)	UK
Brookhouse (SPD) Tool Company Limited	UK
Brookhouse Automotive Limited	UK
Brookhouse IM Limited	UK
Kaman Engineering Services, Inc. (formerly Kaman Global Aerosystems, Inc and Global Aerosystems, LLC)	Washington
Kaman Composites - Vermont, Inc.	Vermont

Kaman Industrial Technologies Corporation	Connecticut

Kaman Industrial Technologies, Ltd.	Canada
Delamac de Mexico, S.A. de C.V.	Mexico
Industrial Rubber & Mechanics, Inc.	Puerto Rico
Minarik Corporation	California
Kaman Industrial Technologies Singapore Pte. Ltd.	Singapore
Catching FluidPower, Inc.	Illinois
KIT Zeller, Inc.	Delaware